Exhibit 99.1

For immediate release	For More Information: J. Bruce Hildebrand, Executive Vice President 325.627.7155
FIRST FINANCIAL BANKSHARES ANNOUNCES
FOURTH QUARTER EARNINGS RESULTS AND 22nd CONSECUTIVE YEAR
OF EARNINGS GROWTH
ABILENE, Texas, January 22, 2009 — First Financial Bankshares, Inc. today reported earnings for the fourth quarter of 2008 of $13.04 million, up 4.3 percent from $12.51 million in the same quarter last year. Basic earnings per share were $0.63 for the fourth quarter, up 5.0 percent from $0.60 for the same quarter last year.
Net interest income for the fourth quarter of 2008 increased 11.6 percent to $32.65 million compared with $29.25 million in the same quarter last year. The net interest margin, on a taxable equivalent basis, was 4.77 percent for the fourth quarter of 2008 compared with 4.50 percent in the same period a year ago and 4.73 percent for the quarter ended September 30, 2008.
Noninterest income in the fourth quarter of 2008 was $11.40 million compared with $12.39 million in the same quarter a year earlier. Trust fees were $2.21 million, relatively unchanged from the same quarter a year ago. Service charges on deposit accounts were $5.59 million compared with $6.15 million a year ago. Real estate mortgage fees decreased to $518,000 from $723,000 in the same quarter last year. ATM and debit card fees increased 13.8 percent to $2.28 million from $2.01 million a year ago.
Noninterest expense declined slightly in the fourth quarter to $22.53 million from $22.73 million in the same quarter last year. The Company’s efficiency ratio in the fourth quarter improved to 48.88 percent compared with 52.78 percent in the same quarter a year ago and 51.42 percent in the quarter ended September 30, 2008.
The provision for loan losses increased to $3.68 million in the fourth quarter of 2008 from $1.38 million in the same quarter last year and $1.77 million in the third quarter of this year. This increase is due to the Company’s concern for a slowing real estate market and national economy and an increased level of nonperforming assets.
The Company reported its 22nd consecutive year of increased earnings. Net income for the year increased 7.4 percent to $53.16 million from $49.49 million a year ago. Basic earnings per share rose 7.6 percent to $2.56 for 2008 from $2.38 the previous year. Net interest income increased 11.8 percent for the year to $123.90 million compared with $110.81 million a year ago. Noninterest income was $49.45 million for 2008, up 2.4 percent from $48.27 million a year ago.

As of December 31, 2008, consolidated assets for the Company totaled $3.21 billion compared with $3.07 billion a year ago. Total loans were $1.57 billion at yearend, compared with loans of $1.53 billion a year ago. Total deposits were $2.58 billion as of December 31, 2008, compared with $2.55 billion a year earlier. Noninterest-bearing deposits grew $57.90 million from a year ago. Shareholders’ equity rose to $368.78 million from $335.50 million a year ago.
“We are pleased to report to our shareholders and customers another quarter and another year of earnings growth,” said F. Scott Dueser, President and Chief Executive Officer. “Over the past year, our bank presidents have done an excellent job of managing their net interest margins as well as improving their efficiency ratios. With the national economy slowing and the large increase in FDIC insurance premiums budgeted for 2009, we will need to continue to manage our margins, improve efficiencies and control credit quality to maximize shareholder value.”
Headquartered in Abilene, Texas, First Financial Bankshares is a financial holding company that operates ten separately chartered banks with 48 locations in Texas. The bank subsidiaries are First Financial Bank, N.A., Abilene, Albany, Clyde and Moran; First Financial Bank, N.A., Eastland, Ranger and Rising Star; First Financial Bank, N.A., Cleburne, Burleson, Alvarado and Midlothian; Hereford State Bank, Hereford; First Financial Bank, N.A., Mineral Wells; San Angelo National Bank, San Angelo; First Financial Bank, N.A., Southlake, Bridgeport, Boyd, Decatur, Keller and Trophy Club; First Financial Bank, N.A., Stephenville, Granbury, Glen Rose and Acton; First Financial Bank, N.A., Sweetwater, Roby, Trent and Merkel; and Weatherford National Bank, Weatherford, Willow Park, Aledo and Brock. The Company also operates First Financial Trust & Asset Management Company, N.A., with five locations and First Technology Services, Inc., a technology operating company.
The Company is listed on The NASDAQ Global Select Market under the trading symbol FFIN. For more information about First Financial Bankshares, please visit our Web site at http://www.ffin.com.
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Certain statements contained herein may be considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon the belief of the Company’s management, as well as assumptions made beyond information currently available to the Company’s management, and may be, but not necessarily are, identified by such words as “expect,” “plan,” “anticipate,” “target,” “forecast” and “goal.” Because such “forward-looking statements” are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include competition from other financial institutions and financial holding companies; the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in the demand for loans; fluctuations in value of collateral and loan reserves; inflation, interest rate, market and monetary fluctuations; changes in consumer spending, borrowing and savings habits; and acquisitions and integration of acquired businesses, and similar variables. Other key risks are described in the Company’s reports filed with the Securities and Exchange Commission, which may be obtained under “Investor Relations-Documents/Filings” on the Company’s Web site or by writing or calling the Company at 325.627.7155. Except as otherwise stated in this news announcement, the Company does not undertake any obligation to update publicly or revise any forward-looking statements because of new information, future events or otherwise.

FIRST FINANCIAL BANKSHARES, INC.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except share and per share data)

	December 31,
	2008	2007
ASSETS:
Cash and due from banks	$141,228	$165,438
Fed funds sold	27,660	99,450
Investment securities	1,318,406	1,120,912
Loans	1,566,143	1,528,020
Allowance for loan losses	(21,529)	(17,462)

Net loans	1,544,614	1,510,558
Premises and equipment	65,675	61,670
Goodwill	62,112	62,112
Other intangible assets	1,891	3,095
Other assets	50,799	47,074

Total assets	$3,212,385	$3,070,309

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Noninterest-bearing deposits	$797,077	$739,181
Interest-bearing deposits	1,785,676	1,806,902

Total deposits	2,582,753	2,546,083
Short-term borrowings	235,598	166,266
Other liabilities	25,252	22,465
Shareholders’ equity	368,782	335,495

Total liabilities and shareholders’ equity	$3,212,385	$3,070,309

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
INCOME STATEMENTS
Interest income	$39,239	$43,482	$159,154	$169,369
Interest expense	6,593	14,229	35,259	58,557

Net interest income	32,646	29,253	123,895	110,812
Provision for loan losses	3,683	1,377	7,957	2,331

Net interest income after provision for loan losses	28,963	27,876	115,938	108,481
Noninterest income	11,395	12,390	49,453	48,273
Noninterest expense	22,532	22,730	91,587	86,827

Net income before income taxes	17,826	17,536	73,804	69,927
Income tax expense	4,787	5,030	20,640	20,437

Net income	$13,039	$12,506	$53,164	$49,490

PER COMMON SHARE DATA
Net income — basic	$0.63	$0.60	$2.56	$2.38
Net income — diluted	0.62	0.60	2.55	2.38
Cash dividends	0.34	0.32	1.34	1.26
Book value			17.73	16.16
Market value			55.21	37.65
Shares outstanding — end of period	20,799,198	20,766,848	20,799,198	20,766,848
Average outstanding shares — basic	20,794,783	20,765,397	20,787,243	20,757,868
Average outstanding shares — diluted	20,863,659	20,800,214	20,841,363	20,800,110

PERFORMANCE RATIOS
Return on average assets	1.64%	1.68%	1.74%	1.72%
Return on average equity	14.79	15.25	15.27	15.87
Net interest margin (tax equivalent)	4.77	4.50	4.67	4.43
Efficiency ratio	48.88	52.78	50.76	52.83

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

	Quarter Ended
	2008				2007
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,

ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$20,048	$18,677	$18,377	$17,462	$16,728
Loans charged off	(2,406)	(647)	(1,374)	(288)	(803)
Loan recoveries	204	253	233	135	160

Net (charge-offs) recoveries	(2,202)	(394)	(1,141)	(153)	(643)
Provision for loan losses	3,683	1,765	1,441	1,068	1,377

Balance at end of period	$21,529	$20,048	$18,677	$18,377	$17,462

Allowance for loan losses / period-end loans	1.37%	1.28%	1.23%	1.20%	1.14%
Allowance for loan losses / nonperforming loans	216.8	245.7	208.4	465.0	541.5
Net charge-offs (recoveries) / average loans (annualized)	0.56	0.10	0.30	0.04	0.17

NONPERFORMING ASSETS
Nonaccrual loans	$9,893	$7,947	$8,963	$3,933	$3,189
Accruing loans 90 days past due	36	213	—	19	36

Total nonperforming loans	9,929	8,160	8,963	3,952	3,225
Foreclosed assets	2,602	2,613	1,792	1,908	1,506

Total nonperforming assets	$12,531	$10,773	$10,755	$5,860	$4,731

As a % of loans and foreclosed assets	0.80%	0.69%	0.71%	0.38%	0.31%

CAPITAL RATIOS
Tier 1 Risk-based	15.89%	15.41%	15.25%	15.08%	14.65%
Total Risk-based	17.04	16.49	16.27	16.09	15.62
Tier 1 Leverage	9.68	9.63	9.55	9.34	9.23
Equity to assets	11.48	11.13	11.15	11.49	10.93

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
NONINTEREST INCOME
Gain (loss) on sale of student loans, net	$(42)	$97	$1,675	$1,913
Gain on securities transactions, net	346	70	1,052	150
Trust fees	2,211	2,216	9,441	8,747
Service charges on deposits	5,591	6,153	22,597	22,920
Real estate mortgage operations	518	723	2,536	3,347
Net gain (loss) on sale of foreclosed assets	(111)	60	5	108
ATM and credit card fees	2,281	2,005	8,904	7,521
Other noninterest income	601	1,066	3,243	3,567

Total Noninterest Income	$11,395	$12,390	$49,453	$48,273

NONINTEREST EXPENSE
Salaries and employee benefits	$11,740	$12,334	$49,285	$46,944
Net occupancy expense	1,670	1,535	6,735	5,893
Equipment expense	1,941	1,815	7,547	7,220
Printing, stationery and supplies	458	459	1,891	2,004
ATM and credit card expenses	1,172	989	4,443	3,871
Audit fees	310	243	1,194	998
Legal, tax and professional fees	769	722	2,977	2,714
Correspondent bank service charges	300	265	1,169	1,153
Advertising and public relations	655	687	2,590	2,488
Amortization of intangible assets	287	360	1,204	1,494
Other noninterest expense	3,230	3,321	12,552	12,048

Total Noninterest Expense	$22,532	$22,730	$91,587	$86,827

TAX EQUIVALENT YIELD ADJUSTMENT	$2,060	$1,422	$7,087	$5,267

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended
	December 31, 2008
	Average	Tax Equivalent	Yield /
	Balance	Interest	Rate

Interest earning assets:
Fed funds sold	$37,872	$56	0.59%
Interest bearing deposits in nonaffiliated banks	3,647	24	2.58%
Taxable securities	928,521	10,171	4.38%
Tax exempt securities	361,686	5,778	6.39%
Loans	1,562,908	25,270	6.43%

Total interest earning assets	2,894,634	41,299	5.68%
Noninterest earning assets	259,187

Total assets	$3,153,821

Interest bearing liabilities:
Deposits	$1,789,348	$6,219	1.38%
Fed funds purchased and other short term borrowings	216,092	374	0.69%

Total interest bearing liabilities	2,005,440	6,593	1.31%

Noninterest bearing liabilities	797,758
Shareholders’ equity	350,623

Total liabilities and shareholders’ equity	$3,153,821

Net interest income and margin (tax equivalent)		$34,706	4.77%

	Year Ended
	December 31, 2008
	Average	Tax Equivalent	Yield /
	Balance	Interest	Rate

Interest earning assets:
Fed funds sold	$76,911	$1,677	2.18%
Interest bearing deposits in nonaffiliated banks	3,584	113	3.14%
Taxable securities	851,099	38,286	4.50%
Tax exempt securities	334,204	20,658	6.18%
Loans	1,537,027	105,508	6.86%

Total interest earning assets	2,802,825	166,242	5.93%
Noninterest earning assets	261,204

Total assets	$3,064,029

Interest bearing liabilities:
Deposits	$1,775,158	$33,110	1.87%
Fed funds purchased and other short term borrowings	178,721	2,149	1.20%

Total interest bearing liabilities	1,953,879	35,259	1.80%

Noninterest bearing liabilities	761,879
Shareholders’ equity	348,271

Total liabilities and shareholders’ equity	$3,064,029

Net interest income and margin (tax equivalent)		$130,983	4.67%